EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	June 30	December 31
	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$32,148	$25,192
Available-for-sale securities	141,367	130,603
Accounts receivable, net.	5,547	6,468
Receivables from sales representatives	9,906	13,238
Inventory	1,165	889
Prepaid expenses and other current assets	13,728	14,174

Total Current Assets	203,861	190,564

Property and equipment, net	34,851	28,374
Long term investments	100	100
Bonds held to maturity, at amortized cost	297	289
Other assets.	3,250	1,562

Total Assets	$242,359	$220,889

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,166	$6,804
Deferred income and customer prepayments	68,394	62,036
Accrued liabilities	11,579	12,427
Income taxes payable	1,135	751

Total Current Liabilities	87,274	82,018

Liabilities for incentive and bonus plans	102	102
Deferred income and customer prepayments — long term	4,495	1,802
Deferred tax liability	295	403

Total Liabilities	92,166	84,325

Minority interest	4,238	2,913

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 42,337,568 (2006: 42,271,568) shares issued and outstanding.	423	423
Additional paid in capital	129,545	125,832
Retained earnings	15,548	4,830
Accumulated other comprehensive income	439	2,566

Total Shareholders’ Equity	145,955	133,651

Total Liabilities and Shareholders’ Equity	$242,359	$220,889

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 3)	$30,534	$28,078	$59,579	$54,168
Exhibitions	20,883	16,367	25,699	20,079
Miscellaneous	1,128	381	2,214	610

	52,545	44,826	87,492	74,857

Operating Expenses:
Sales (Note 4)	17,666	14,345	28,802	24,254
Event production	9,464	8,497	10,077	9,116
Community (Note 4)	7,435	7,557	12,708	12,231
General and administrative (Note 4)	11,492	9,828	21,445	19,207
Online services development (Note 4)	1,300	1,068	2,586	2,122
Amortization of software costs	40	305	80	607

Total Operating Expenses	47,397	41,600	75,698	67,537

Income from Operations	5,148	3,226	11,794	7,320

Interest and dividend income	1,724	1,318	3,116	2,348
Gain on sale of available-for-sale securities	—	227	—	300
Loss on investment, net	(1,846)	—	(1,846)	—
Foreign exchange gains (losses), net	(190)	(201)	(464)	(228)

Income before Income Taxes	4,836	4,570	12,600	9,740
Income Tax Expense	(338)	(220)	(557)	(423)

Net Income before Minority Interest	$4,498	$4,350	$12,043	$9,317

Minority interest	(308)	(322)	(1,325)	(1,133)

Net Income before cumulative effect of change in accounting principle	$4,190	$4,028	$10,718	$8,184
Cumulative effect of change in accounting principle (Note 5)	—	—	—	251

Net Income	$4,190	$4,028	$10,718	$8,435

Basic net income per common share before cumulative effect of change in accounting principle	$0.10	$0.10	$0.25	$0.19

Cumulative effect of change in accounting principle	—	—	—	$0.01

Basic net income per common share	$0.10	$0.10	$0.25	$0.20

Diluted net income per common share before cumulative effect of change in accounting principle	$0.10	$0.10	$0.25	$0.19

Cumulative effect of change in accounting principle	—	—	—	$0.01

Diluted net income per common share	$0.10	$0.10	$0.25	$0.20

Common shares used in basic net income per common share calculations	40,910,098	40,584,489	40,895,408	40,634,340

Common shares used in diluted net income per common share calculations	41,077,838	40,653,587	41,044,111	40,694,405

Basic net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.10	$0.10	$0.25	$0.19

Cumulative effect of change in accounting principle	—	—	—	$0.01

Basic net income per non-vested restricted share	$0.10	$0.10	$0.25	$0.20

Diluted net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.10	$0.10	$0.25	$0.19

Cumulative effect of change in accounting principle	—	—	—	$0.01

Diluted net income per non-vested restricted share	$0.10	$0.10	$0.25	$0.20

Non-vested restricted shares used in basic net income per non-vested restricted share calculations	1,427,470	1,687,079	1,421,011	1,606,209

Non-vested restricted shares used in diluted net income per non-vested restricted share calculations	1,750,775	1,687,079	1,587,788	1,606,209

Note: 3.	Online and other media services consists of:

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Online services	$18,492	$15,685	$35,762	$30,779
Print services	12,042	12,393	23,817	23,389

	$30,534	$28,078	$59,579	$54,168

Note: 4.	Non-cash compensation expenses associated with the several employee equity compensation plans and Directors Purchase Plan included under various categories of expenses are as follows:

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$1,519	$186	$1,386	$383
Community	17	21	102	53
General administrative	1,135	292	1,645	821
Online services development	98	39	160	98

	$2,769	$538	$3,293	$1,355

Note: 5.	Represents the cumulative effect of change in accounting principle, resulting from the adoption of SFAS No. 123(R) with effect from January 1, 2006.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Six months ended June 30
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$10,718	$8,435
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,154	2,191
Accretion of U.S. Treasury strips zero % coupons	(8)	(14)
Unrealised dividend income on available-for-sale securities	—	(280)
Unrealised interest income on available-for-sale securities	(829)	(36)
Impairment of investment	2,301	—
Profit on sale of equipment	—	(32)
Bad debt expense	100	130
Non-cash compensation expense	3,293	1,355
Income attributable to minority shareholder	1,325	1,133
Equipment written off	4	1
Cumulative effect of change in accounting principle	—	(251)

	19,058	12,632
Changes in assets and liabilities:
Accounts receivables	821	(451)
Receivables from sales representatives	3,332	(2,988)
Inventory	(276)	(155)
Prepaid expenses and other current assets	445	(1,444)
Long term assets	(1,688)	(657)
Accounts payable	(638)	1,972
Accrued liabilities and liabilities for incentive and bonus plans	(848)	3,538
Deferred income and customer prepayments	9,051	6,194
Tax liability	276	197

Net cash provided by operating activities	29,533	18,838

Cash flows from investing activities:
Purchase of property and equipment	(8,636)	(1,789)
Proceeds from sale of equipment	—	32
Purchase of available-for-sale securities	(229,953)	(225,766)
Proceeds from sale of available-for-sale securities	215,590	210,558

Net cash used in investing activities	(22,999)	(16,965)

Cash flows from financing activities:
Amount received towards directors purchase plan	422	359

Net cash generated from financing activities	422	359

Net increase in cash and cash equivalents	6,956	2,232
Cash and cash equivalents, beginning of the period	25,192	94,321

Cash and cash equivalents, end of the period	$32,148	$96,553

Supplemental cash flow disclosures:
Income tax paid	$281	$226